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                                                                   EXHIBIT 99.1

                     [LANDRY'S RESTAURANTS, INC. LETTERHEAD]

                LANDRY'S RESTAURANTS, INC. COMPLETES ACQUISITION
           OF CHART HOUSE RESTAURANTS FROM ANGELO AND MAXIE'S, INC.,
                     FORMERLY CHART HOUSE ENTERPRISES, INC.

HOUSTON, August 1/PRNewswire-FirstCall/ - Landry's Restaurants, Inc. (NYSE:LNY-News) announced today that it has completed the acquisition of 39 Chart House restaurants located predominantly on the East and West coasts of the United States from Angelo and Maxie's, Inc. formerly Chart House Enterprises, Inc. (OTCBB:FISH). Landry's acquired the assets of the 39 existing Chart House restaurants for approximately $45.5 million in cash as well as the assumption of certain trade payable related liabilities. Landry's did not assume any existing Chart House bank or subordinated debt. The Angelo & Maxie's restaurants, owned by Angelo and Maxie's, Inc., were not included in the transaction.

In addition, Landry's announced that it's consolidated revenues were approximately $232 million and earnings per share are expected to be several cents above consensus estimates for the three months ended June 30, 2002.

Landry's, the second largest operator of seafood restaurants, owns and operates casual dining restaurants including Landry's Seafood House, Joe's Crab Shack, Willie G's, Rainforest Cafe, Charley's Crab, The Crab House, Chart House and the Kemah Boardwalk.

This news release may contain forward-looking statements. Actual events or Landry's results may differ materially from their results discussed in the forward-looking statements. Landry's does not expect to update forward-looking statements continually as conditions change.

CONTACT:   Tilman J. Fertitta           or          Paul S. West
           Chairman, President                      Executive Vice President -
           and C.E.O.                               Finance and C.F.O.
           (713) 850-1010                           (713) 850-1010